UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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date of Report (Date of earliest event reported): March 25, 2013 (March 21, 2013)

CHINACAST EDUCATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33771 (Commission File Number)	20-0178991 (I.R.S. Employer Identification Number)
2000 Pudong Avenue, Room 505 Pudong, Shanghai 200135, China (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (86) 21 3132 6230

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2013, ChinaCast Education Corporation (the “Company”) entered into agreements to sell 3.2 million shares of the Company’s common stock to various individual investors at the price of $0.10 per share. The sale is being effected pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The Company intends to use the proceeds of this offering to fund its asset recovery efforts and its ongoing investigation into the questionable activities of its former chairman and chief executive officer Ron Chan Tze Ngon (“Mr. Chan”), former president-China Jiang Xiangyuan, former chief financial officer Antonio Sena, former chief accounting officer Jim Ma Lok, and their associates (collectively, “Prior Management”). Subject to the satisfaction of various closing conditions, the Company expects to complete the sale of these 3.2 million shares during the second quarter of 2013.

Separately, on March 21, 2013, the Company entered into an agreement to issue an additional 2.0 million shares of the Company’s common stock as payment to a service provider that is assisting the Company in its ongoing investigation into the questionable activities of its Prior Management and related asset recovery efforts. The shares are being effected pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. Subject to the satisfaction of various closing conditions, the Company expects to complete the sale of these 2.0 million shares during the second quarter of 2013.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed in a Form 8-K filed December 21, 2012, the Company had previously disclosed that its Board of Directors (the “Board”), after consultation with and upon the recommendation of the management of the Company and the Audit Committee of the Board (the “Audit Committee”), concluded that the Company’s previously issued financial statements contained in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2009 and 2010, the Quarterly Reports on Form 10-Q for the periods within the fiscal years 2009 and 2010, and the Quarterly Reports for the quarterly periods ended March 31, June 30 and September 30, 2011, should not be relied upon. As disclosed in the Form 8-K filed December 21, 2012, as the Company continued its investigation into the activities of Prior Management, it may reach similar conclusions with respect to financial statements of other prior reporting periods.

On March 25, 2013, the Board, after consultation with and upon the recommendation of the management of the Company and Audit Committee, concluded that the Company’s previously issued financial statements contained in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008, and the Quarterly Reports on Form 10-Q for the periods within the fiscal years 2007 and 2008 (collectively, together with all previously filed amendments to any such periodic reports, the ”Previously Issued Financial Statements”), also should not be relied upon.

The Board made this determination based on the following preliminary conclusions that it has now made as a result of the factual discoveries uncovered as part of the ongoing investigation into Prior Management’s activities:

•	2007-end and 2008-end term deposits. The ongoing investigation has revealed that a significant portion of the amounts classified as term deposits on the Company’s balance sheets as of December 31, 2007, and December 31, 2008, was actually pledged by Prior Management to guarantee the debts of various third parties – many of whom appear to operate outside of the Company’s scope of business – as of those dates. The pledges, which were entered into without the prior knowledge or approval of the Board, (i) appear to fall outside of the Company’s scope of business and (ii) had effectively reduced the amount of cash available to the Company.

•	Interest in a purported majority-owned subsidiary. As previously disclosed, the Company had learned that records obtained from the Hong Kong Companies Registry reflect that ChinaCast Technology (HK) Limited (“CCT HK”), which according to the Previously Issued Financial Statements (and other public filings since 2007) is wholly-owned by Company subsidiary ChinaCast Technology (BVI) Limited (“CCT BVI”), is actually owned only as to 50% by CCT BVI, with Mr. Chan owning the remaining 50%. The Company continues to investigate how Mr. Chan came to hold this ownership stake without the Board’s knowledge or consent. As the Company only owns approximately 98.4% of CCT BVI, the Company effectively holds only an approximately 49.2% indirect equity interest in CCT HK. As such, CCT HK should not have been consolidated as a majority-owned subsidiary in the Previously Issued Financial Statements.

As previously disclosed, Prior Management had removed or destroyed substantially all of the Company’s books and records, which has impacted the Company’s ability to provide additional information on its Previously Issued Financial Statements. As such, the Board’s non-reliance determination was based primarily on the limited amount of information and records that the Company has been able to obtain through its investigation, including certain bank statements and other documentation that management obtained for the Company’s banks accounts; conversations with current and former employees; information obtained from the Company’s auditors; information obtained from governmental records and third parties; and other sources. As the Company continues to investigate the questionable activities of Prior Management, the matters discussed herein are subject to further updates as the Company acquires more information.

The Company has discussed with Deloitte Touche Tohmatsu Certified Public Accountants LLP (as successor to Deloitte Touche Tohmatsu CPA Ltd.) the matters disclosed in this Item 4.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2013

ChinaCast Education Corporation

By:	/s/ Doug Woodrum
Doug Woodrum Chief Financial Officer